Exhibit 99.1

BOSTON OMAHA CORPORATION ANNOUNCES THIRD QUARTER 2017 FINANCIAL RESULTS

Omaha, Nebraska (Business Wire)	November 13, 2017

Boston Omaha Corporation (NASDAQ: BOMN) (the “Company”) announced its financial results for the third quarter ended September 30, 2017 in connection with filing its Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

We show below summary financial data for the third quarter of 2017 and 2016. Our Quarterly Report on Form 10-Q can be found at www.bostonomaha.com.

	Third Quarter		First Nine Months
	2017	2016	2017	2016
Revenues:
Billboard Rentals	$1,451,843	$959,148	$3,681,653	$2,273,210
Premiums Earned	550,778	-	1,574,877	-
Insurance Commissions	349,480	83,089	892,246	276,850
Investment and Other Income	32,880	-	101,015	-
Total Revenues	$2,384,981	$1,042,237	$6,249,791	$2,550,060

Net Loss	$(1,511,956)	$(791,329)	$(3,989,983)	$(2,270,828)
Basic and Diluted Net Loss per Share	$(0.11)	$(0.11)	$(0.41)	$(0.40)

	September 30,	December 31,
	2017	2016
Total Unrestricted Cash	$102,810,133	$29,564,975
Total Assets	153,662,060	65,652,230
Total Liabilities	4,029,466	3,462,744
Total Stockholders’ Equity	$149,632,594	$62,189,486

Our book value per share was $10.42 at September 30, 2017, compared to $9.02 at December 31, 2016.

As of September 30, 2017, we had 13,307,157 shares of Class A common stock and 1,055,560 shares of Class B common stock issued and outstanding.

About Boston Omaha Corporation

Boston Omaha Corporation is a public company engaged in several lines of business, including outdoor advertising and surety insurance, and maintains investments in several real estate services ventures.

Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect” “pending” and similar expressions identify forward-looking statements. The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

Contact:

Catherine Vaughan

617-875-8911

cathy@bostonomaha.com